MUELLER WATER PRODUCTS, INC.
AMENDED AND RESTATED 2006 STOCK INCENTIVE PLAN
Restatement approved by the Board of Directors on November 30, 2007
Restatement approved by Stockholders on January 30, 2008 and amended on January 28, 2009
Restatement approved by the Board of Directors on November 30, 2011
Effective Date: May 25, 2006
Termination Date: May 23, 2016
I. PURPOSE.
1.1. The purpose of this Plan is to aid the Company and its Affiliates in recruiting and retaining key Employees (including officers), Directors, and Consultants of outstanding ability and to motivate such persons to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Stock Awards. The Company expects that it will benefit from the added interest which such key Employees, Directors and Consultants will have in the welfare of the Company as a result of their proprietary interest in the Company's success.
II. DEFINITIONS.
2.1. “Affiliate” means, with respect to the Company, any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company or any Affiliate has an interest.
2.2. “Applicable Law” means the legal requirements relating to the administration of an equity compensation plan under applicable U.S. federal and state corporate and securities laws, the Code, any stock exchange rules or regulations, and the applicable laws of any other country or jurisdiction, as such laws, rules, regulations and requirements shall be in place from time to time.
2.3. “Beneficial Owner” means the definition given in Rule 13d-3 promulgated under the Exchange Act.
2.4. “Board” means the board of directors of the Company.
2.5. “Cause” means any of the following: (1) the Participant's theft, dishonesty, or falsification of any documents or records related to the Company or any of its Affiliates; (2) the Participant's improper use or disclosure of the Company's or any of its Affiliate's confidential or proprietary information; (3) any action by the Participant which has a material detrimental effect on the reputation or business of the Company or any of its Affiliates; (4) the Participant's failure or inability to perform any reasonable assigned duties, if such failure or inability is reasonably capable of cure, after being provided with a reasonable opportunity to cure, such failure or inability; (5) any material breach by the Participant of any employment or service agreement between the Participant and the Company or any of its Affiliates or applicable policy of the Company or any of its Affiliates, which breach is not cured pursuant to the terms of such agreement; or (6) the Participant's indictment or plea of guilty or nolo contendere with respect to any criminal act which impairs the Participant's ability to perform his or her duties with the Company or any of its Affiliates. Notwithstanding the foregoing, the definition of “Cause” in an individual written agreement between the Company or any of its Affiliates and the Participant shall supersede the foregoing definition with respect to Stock Awards subject to such individual agreement to the extent expressly provided for in such individual written agreement (it being understood, however, that if no definition of the term “Cause” is set forth in such an individual written agreement, the foregoing definition shall apply).
2.6. “Change of Control” means the occurrence of any of the following events:
(i) The sale, exchange, lease or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to a person or group of related persons, as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act;
(ii) A merger or consolidation or similar transaction involving the Company if the stockholders of the Common Stock of the Company immediately prior to such transaction do not own a majority of the outstanding common stock of the surviving company or its parent immediately after the transaction in substantially the same proportions relative to each other as immediately prior to such transaction;

(iii) Any person or group becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise (for the purposes of this clause (iii), a member of a group will not be considered to be the Beneficial Owner of the securities owned by other members of the group other than in response to a contested proxy or other control battle); or
(iv) During any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board (together with any new Directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the Directors of the Company then still in office, who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office.
2.7. “Code” means the Internal Revenue Code of 1986, as amended from time to time.
2.8. “Committee” means the Board, or a committee of one or more members of the Board (or other individuals who are not members of the Board to the extent allowed by law) duly appointed by the Board in accordance with the Plan and Applicable Law. At any time that no such committee has been appointed, the Board shall constitute the “Committee” hereunder.

2.9. “Common Stock” means the Series A common stock of the Company, par value $0.01 per Share.
2.10. “Company” means Mueller Water Products, Inc., a Delaware corporation.
2.11. “Consultant” means any person (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services or (ii) who is a non-Employee member of the board of directors of an Affiliate. For purposes of determining eligibility to participate in the Plan, the term Consultant shall be clarified pursuant to the provisions of Section 5.4.
2.12. “Continuous Service” means that the Participant's service with the Company or an Affiliate, whether as an Employee, Director, or Consultant, as applicable, is not interrupted or terminated. Unless otherwise expressly provided in the Stock Award, the Participant's Continuous Service shall be deemed to have terminated when the Participant “separates from service” within the meaning of Code Section 409A.
2.13. “Covered Employee” means a “covered employee” as determined for purposes of Section 162(m) of the Code.
2.14. “Director” means a member of the Board.
2.15. “Disability” (a) means with respect to all Incentive Stock Options, the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code, (b) for all other purposes, has the meaning under Section 409A(a)(2)(C)(i) of the Code, that is, the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death, or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant's employer.
2.16. “Employee” means any person employed by the Company or an Affiliate. Compensation by the Company or an Affiliate solely for services as a Director or as a Consultant shall not be sufficient to constitute “employment” by the Company or an Affiliate.
2.17. “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.18. “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
(i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no such sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;
(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

(iii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.
(iv) Notwithstanding the foregoing, to the extent required to comply with Section 409A of the Code in order to avoid the imposition of penalties or interest in respect thereof, the Fair Market Value of the Common Stock shall be determined in a manner consistent with Section 409A (and the regulations and guidance promulgated thereunder).
2.19. “Full-Value Stock Award” shall mean any of a Restricted Stock Bonus, Restricted Stock Units, Phantom Stock Units, Performance Share Bonus, or Performance Share Units.
2.20. “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
2.21. “Nonqualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.
2.22. “Option” means an Incentive Stock Option or a Nonqualified Stock Option granted pursuant to the Plan.
2.23. “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
2.24. “Participant” means an Employee, Director or Consultant to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.
2.25. “Performance Share Bonus” means a grant of shares of the Common Stock not requiring a Participant to pay any amount of monetary consideration (other than par value to the extent required by Applicable Law), and subject to the provisions of Section 8.2 of the Plan.

2.26. “Performance Share Unit” means the right to receive the value of one (1) share of Common Stock at the time the Performance Share Unit vests, with the further right to elect to defer receipt of that value otherwise deliverable upon the vesting of an award of Performance Share Units to the extent permitted in the Participant's agreement. These Performance Share Units are subject to the provisions of Section 8.2 of the Plan.
2.27. “Phantom Stock Unit” means the right to receive the value of one (1) share of Common Stock, subject to the provisions of Section 8.2 of the Plan.
2.28. “Plan” means this Mueller Water Products, Inc. Amended and Restated 2006 Stock Incentive Plan, as amended or restated and in effect from time to time.
2.29. “Restricted Stock Bonus” means a grant of shares of Common Stock not requiring a Participant to pay any amount of monetary consideration (other than par value to the extent required by Applicable Law), and subject to the provisions of Section 8.2 of the Plan.
2.30. “Restricted Stock Purchase Right” means the right to acquire shares of Common Stock upon the payment of the agreed-upon monetary consideration, subject to the provisions of Section 8.2 of the Plan.
2.31. “Restricted Stock Unit” means the right to receive the value of one (1) share of Common Stock at the time the Restricted Stock Unit vests, with the further right to elect to defer receipt of that value otherwise deliverable upon the vesting of an award of restricted stock to the extent permitted in the Participant's agreement. These Restricted Stock Units are subject to the provisions of Section 8.2 of the Plan.
2.32 “Retirement” means the voluntary termination of a Participant's Continuous Service at such time that the Participant's age and years of service equal or exceed 70, but only after the Participant is at least 60 years old.
2.33. “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule l6b-3, as in effect from time to time.
2.34. “Securities Act” means the Securities Act of 1933, as amended from time to time.
2.35. “Stock Appreciation Right” means the right to receive an amount equal to the Fair Market Value of one (1) share of Common Stock on the day the Stock Appreciation Right is redeemed, reduced by the deemed exercise price or base price of such right, subject to the provisions of Section 8.1 of the Plan.

2.36. “Stock Award” means any award of an Option, Restricted Stock Bonus, Restricted Stock Purchase Right, Stock Appreciation Right, Phantom Stock Unit, Restricted Stock Unit, Performance Share Bonus, Performance Share Unit, or other stock-based award.
2.37. “Stock Award Agreement” means a written agreement between the Company and a holder of a Stock Award setting forth the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.
2.38. “Subsidiary” means a subsidiary corporation, as defined in Section 424(f) of the Code.
2.39. “Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its parent or Subsidiary.
III. ADMINISTRATION.
3.1. Administration. The Plan shall be administered by a Committee consisting of two or more Directors, each of whom shall be a “non-employee director” within the meaning of Rule 16b-3 and an “outside director” within the meaning of Section 162(m) of the Code, unless otherwise determined by the Board. The Committee shall administer the Plan and shall have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i) To determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; what type or combination of types of Stock Awards shall be granted; the terms and conditions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash and/or Common Stock pursuant to a Stock Award; the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person; and whether a Stock Award will be adjusted to account for dividends paid with respect to Common Stock (subject to the requirements of Code Section 409A).
(ii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for the administration of the Plan. The Committee, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan and the terms of the Stock Award fully effective (but only to the extent consistent with the requirements of Code Section 409A, where applicable).
(iii) To amend the Plan or a Stock Award as provided in the Plan.

(iv) Generally, to exercise such powers and to perform such acts as the Committee deems necessary, desirable, convenient or expedient to promote the best interests of the Company consistent with the provisions of the Plan (subject to the requirements of Code Section 409A, where applicable).
(v) To adopt sub-plans and/or special provisions applicable to Stock Awards regulated by the laws of a jurisdiction other than and outside of the United States. Except with respect to Section 4 of the Plan and such other sections as required by Applicable Law, the sub-plans and/or special provisions may take precedence over other provisions of the Plan to the extent expressly set forth in the terms of such sub-plans and/or special provisions.
(vi) To authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of a Stock Award previously granted by the Committee.
(vii) To impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any shares of Common Stock issued as a result of or under a Stock Award, including, without limitation, (A) restrictions under an insider trading policy and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers.
(viii) To provide, either at the time a Stock Award is granted or by subsequent action, that a Stock Award shall contain as a term thereof, a right, either in tandem with the other rights under the Stock Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of shares of Common Stock, cash or a combination thereof, the amount of which is determined by reference to the value of the Stock Award.
(ix) To assume, or provide for the issuance of substitute Stock Awards that will substantially preserve the otherwise applicable terms of, stock options and other stock-based awards previously granted by an Affiliate to an award holder who is or becomes eligible to participate in the Plan, as determined by the Committee in its sole discretion; provided, however, that any such assumption or substitution shall comply with the terms of this Plan, including but not limited to Sections 8.3 and 10.10, and with Applicable Law, including but not limited to Sections 409A and 424 of the Code.

3.2. Delegation by the Committee. In no way limiting any other provision of the Plan, the Committee may delegate its duties and powers hereunder in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Exchange Act and “outside directors” within the meaning of Section 162(m) of the Code.
3.3. Stock Pool. The Committee may, by resolution, authorize the Chief Executive Officer or another Director to grant a Stock Award, to the extent permitted by Delaware law, to any Employee who is not a Covered Employee or expected to become a Covered Employee or is not a named executive officer, in accordance with the limitations established by the Committee including the maximum number of shares of Common Stock subject to all such Stock Awards made in a fiscal year of the Company, the maximum shares of Common Stock subject to all Stock Awards made to any one person at any one time, the requirement that no Stock Award be made at less than Fair Market Value, and subject to any other restrictions required by law. Any Stock Awards made pursuant to this delegation shall be reported periodically to the Committee.
3.4. Effect of the Committee's Decision. All determinations, interpretations and constructions made by the Committee or its duly authorized subcommittee(s) in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.
IV. SHARES SUBJECT TO THE PLAN.
4.1. Share Reserve. Subject to the provisions of Section 11 of the Plan relating to adjustments upon changes in Common Stock, the maximum aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards shall be equal to the sum of: (i) 4,500,000, plus (ii) 16,000,000 (of which 5,468,464 remained available for issuance under the Plan as of September 30, 2011) (“Share Reserve”). Each share of Common Stock issued pursuant to an Option, Stock Appreciation Right or Restricted Stock Purchase Right shall reduce the Share Reserve by one share. Each share of Common Stock issued pursuant to a Full-Value Stock Award shall reduce the Share Reserve by one share. Notwithstanding any other provision of the Plan to the contrary, the maximum aggregate number of shares of Common Stock that may be issued under the Plan pursuant to Incentive Stock Options is 1,250,000 shares of Common Stock (“ISO Limit”), subject to the adjustments provided for in Section 11 of the Plan.
4.2. Reversion of Shares to the Share Reserve. If any Stock Award granted under this Plan shall for any reason (i) expire, be cancelled or otherwise terminate, in whole or in part, without having been exercised or redeemed in full, (ii) be reacquired by the Company prior to vesting, or (iii) be repurchased at cost by the Company prior to vesting, the shares of Common Stock not acquired under such Stock Award shall revert or be added to the Share Reserve and become available for issuance under the Plan. Further, shares of Common Stock withheld to pay taxes on a Stock Award and shares of Common Stock withheld or tendered as consideration for the purchase price of a Stock Award shall revert or be added to the Share Reserve and become available for issuance under the Plan. Notwithstanding the forgoing, however, shares of Common Stock that becomes available for issuance pursuant to this Section 4.2 shall not be available for issuance pursuant to the exercise of Incentive Stock Options.

4.3. Source of Shares. The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares (whether purchased on the market or otherwise reacquired).
V. ELIGIBILITY.
5.1. Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Nonqualified Stock Options and Stock Appreciation Rights may be granted only with respect to “service recipient stock” as such term is used in Code Section 409A.
5.2. Ten Percent Shareholders. A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least 110% of the Fair Market Value of the Common Stock at the date of grant and the Option is not exercisable after the expiration of five years from the date of grant, except as provided in Section 3.1(ix) above.
5.3. Annual Limitation. Subject to the provisions of Section 11 of the Plan relating to adjustments upon changes in the shares of Common Stock, no Employee shall be eligible to be granted Options and other Stock Awards covering more than 1,000,000 shares of Common Stock (with respect to Stock Awards payable in shares) or with a value in excess of $5,000,000 (with respect to Stock Awards payable in cash) during any fiscal year; provided that in connection with his or her initial service, an Employee may be granted Options and other Stock Awards covering not more than an additional 300,000 shares of Common Stock (with respect to Stock Awards payable in shares) or with a value in excess of $5,000,000 (with respect to Stock Awards payable in cash), which shall not count against the limit set forth in the preceding sentence.

5.4. Consultants. A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company's securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Company determines both (1) that such grant (A) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (2) that such grant complies with the securities laws of all other relevant jurisdictions.

VI. OPTION PROVISIONS.
6.1. Form of Options. Each Option shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonqualified Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased upon exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:
6.2. Term. In the absence of a provision to the contrary in the individual Optionholder's Stock Award Agreement, and subject to the provisions of Section 5.2 of the Plan regarding grants of Incentive Stock Options to Ten Percent Stockholders, the term of the Option shall be ten years from the date it was granted.
6.3. Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, or such other limit as may be set by Applicable Law, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonqualified Stock Options.
6.4. Exercise Price of an Incentive Stock Option. The exercise price of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted (or less than 110% in the case of a Ten Percent Shareholder), except as provided in Section 3.1(ix) above.
6.5. Exercise Price of a Nonqualified Stock Option. The exercise price of each Nonqualified Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted, except as provided in Section 3.1(ix) above.
6.6. Consideration.
(i) The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (a) in cash or by check at the time the Option is exercised or (b) at the discretion of the Committee (in the case of Incentive Stock Options, at the time of the grant of the Option): (1) by delivery to the Company of other shares of Common Stock (subject to such requirements as may be imposed by the Committee), (2) if there is a public market for the Common Stock at such time, and to the extent permitted by Applicable Law, pursuant to a “same day sale” program that results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds, (3) reduction of the Company's liability to the Optionholder, (4) by any other form of consideration permitted by law, but in no event shall a promissory note or other form of deferred payment constitute a permissible form of consideration for an Option granted under the Plan, or (5) by some combination of the foregoing. In each such case, the combination of any cash and property used to pay the purchase price shall have a Fair Market Value on the exercise date equal to the applicable exercise price.
(ii) Unless otherwise specifically provided in the Stock Award Agreement, the purchase price of Common Stock acquired pursuant to a Stock Award that is paid by delivery to the Company of other Common Stock, which Common Stock was acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock that have been held for more than six months (or such longer or shorter period of time required to avoid a supplemental charge to earnings for financial reporting purposes).

(iii) Whenever a Participant is permitted to pay the exercise price of a Stock Award and/or taxes relating to the exercise of a Stock Award by delivering Common Stock, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirements by presenting proof of beneficial ownership of such Common Stock, in which case the Company shall treat the Stock Award as exercised or redeemed without further payment and shall withhold such number of shares of Common Stock from the Common Stock acquired under the Stock Award. When necessary to avoid a supplemental charge to earnings for financial reporting purposes, any such withholding for tax purposes shall be made at the statutory minimum rate of withholding.
6.7. Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder.
6.8. Transferability of a Nonqualified Stock Option. Except as otherwise provided in the Stock Award Agreement, a Nonqualified Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder.
6.9. Vesting Generally. Options granted under the Plan shall be exercisable at such times and upon such terms and conditions as may be determined by the Committee. The vesting provisions of individual Options may vary. The provisions of this Section 6.9 are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.
6.10. Termination of Unvested Options. Any Option or portion thereof that is not vested at the time of termination of Continuous Service shall lapse and terminate, and shall not be exercisable by the Optionee or any other person, unless otherwise provided for in the Stock Award Agreement.

6.11. Termination of Continuous Service. In the event an Optionholder's Continuous Service terminates (other than upon the Optionholder's death, Disability or Retirement or termination for Cause), the Option shall remain exercisable for three months following the date of termination (to the extent that the Option was exercisable at that time), or such other period specified in the Stock Award Agreement. In no event may the Option be exercised after the expiration of the term of the Option as set forth in the Stock Award Agreement. If the Optionholder does not exercise his or her Option within the specified time, the Option shall terminate.
6.12. Extension of Termination Date. An Optionholder's Stock Award Agreement may also provide that if the exercise of the Option following the termination of the Optionholder's Continuous Service (other than upon the Optionholder's death or termination for Cause) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act or other applicable securities law, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in the Stock Award Agreement or (ii) the expiration of a period of three months after the termination of the Optionholder's Continuous Service during which the exercise of the Option would not be in violation of such registration requirements or other applicable securities law. The provisions of this Section 6.12 notwithstanding, in the event that a sale of the shares of Common Stock received upon exercise of his or her Option would subject the Optionholder to liability under Section 16(b) of the Exchange Act, then the Option will terminate on the earlier of (1) the 15th day after the last date upon which such sale would result in liability, or (2) 210 days following the date of termination of the Optionholder's employment or other service to the Company (and in no event later than the expiration of the term of the Option).
6.13. Disability or Retirement of Optionholder. In the event an Optionholder's Continuous Service terminates upon the Optionholder's Disability or Retirement, the Option shall remain exercisable for two years following the date of termination (to the extent that the Option was exercisable at that time), or such other period specified in the Stock Award Agreement. In no event may the Option be exercised after the expiration of the term of the Option as set forth in the Stock Award Agreement. If the Optionholder does not exercise his or her Option within the specified time, the Option shall terminate.
6.14. Death of Optionholder. In the event (i) an Optionholder's Continuous Service terminates as a result of the Optionholder's death or (ii) the Optionholder dies after the termination of his or her Continuous Service but within the post-termination exercise period applicable to the Option, then, except as otherwise provided in the Stock Award Agreement, the Option shall remain exercisable for two years following the date of death (to the extent that the Option was exercisable at that time). In no event may the Option be exercised after the expiration of the term of the Option as set forth in the Stock Award Agreement. If the Option is not exercised by the person entitled to do so within the specified time, the Option shall terminate.
6.15. Termination for Cause. Unless otherwise provided in the applicable Stock Award Agreement, the Option shall cease to be exercisable as to all unexercised shares of Common Stock (including any vested shares) immediately upon the termination of the Optionholder's Continuous Service for Cause.

6.16. Early Exercise Generally Not Permitted. The Company may grant Options which permit the Optionholder to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the vesting of the Option. If a Stock Award Agreement does permit such early exercise, any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Committee determines to be appropriate.
6.17. No Repricing of Options. The Committee shall have no authority to make any adjustment, amendment, cancelation in exchange for cash or another Stock Award or substitution except as provided in Section 8.3.
6.18. No Dividend Equivalent Rights. No Option shall provide for the issuance of dividend equivalent rights.
VII. NON-DISCRETIONARY STOCK AWARDS FOR ELIGIBLE DIRECTORS.
7.1 Stock Awards for Eligible Directors. In addition to any other Stock Awards that Directors may be granted on a discretionary basis under the Plan, each Director of the Company who is not an Employee of the Company or any Affiliate (each, an “Eligible Director”) shall be automatically granted, without the necessity of action by the Committee, the following Stock Awards:
(i) Initial Grant. On the first day following the date that a Director commences service on the Board and satisfies the definition of an Eligible Director, an initial grant of a Stock Award (the “Initial Grant”) shall automatically be made to that Eligible Director. The type of Stock Award, the number of shares of Common Stock subject to this Initial Grant and other terms governing this Initial Grant shall be as determined by the Committee in its sole discretion. If the Committee does not establish the terms and conditions of the Initial Grant for a given newly-elected Eligible Director prior to the date of grant, then the Stock Award shall be of the same type, and for the same number of shares of Common Stock, as the Initial Grant made to the immediately preceding newly-elected Eligible Director. If at the time a Director first commences service on the Board, the Director does not satisfy the definition of an Eligible Director, such Director shall not be entitled to an Initial Grant at any time, even if such Director subsequently becomes an Eligible Director.
(ii) Annual Grant. An annual Stock Award grant (the “Annual Grant”) shall automatically be made to each Director who (1) is re-elected to the Board, (2) is an Eligible Director on the relevant grant date, and (3) has served as a Director for a period of at least six months on the relevant grant date. The type of Stock Award, the number of shares of Common Stock subject to the Annual Grant and other terms governing the Annual Grant shall be as determined by the Committee in its sole discretion. If the Committee does not establish the terms and conditions of the Annual Grant prior to the date of grant, then the Annual Grant shall be of the same type, and for the same number of shares of Common Stock, as the Annual Grant made for the immediately preceding year. The date of grant of an Annual Grant is the date on which the Director is re-elected to serve on the Board.
(iii) Vesting. Notwithstanding the foregoing, if the vesting of the Stock Award is based solely on the Director's Continuous Service, the Stock Award will not fully vest in less than three years.
(iv) Vesting on Retirement. All Initial Grants and Annual Grants held by an Eligible Director shall become fully vested and exercisable upon the termination of the Eligible Director's Continuous Service by reason of Retirement, unless otherwise expressly set forth in the applicable Stock Award Agreement(s).
VIII. PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.
8.1. Stock Appreciation Rights. Each award of a Stock Appreciation Right (“SAR”) granted under the Plan shall be subject to such terms and conditions as the Committee shall deem appropriate. The terms and conditions of SAR agreements need not be identical, but each SAR agreement shall include the substance of each of the applicable provisions of this Section 8.1. The two types of SARs that are authorized for issuance under this Plan are:
(i) Stand-Alone SARs. The following terms and conditions shall govern the grant and redeemability of stand-alone SARs:
(A) The stand-alone SAR shall cover a specified number of underlying shares of Common Stock and shall be redeemable upon such terms and conditions as the Committee may establish. Upon redemption of the stand-alone SAR, the holder shall be entitled to receive a distribution from the Company in an amount equal to the excess of (i) the aggregate Fair Market Value (on the redemption date) of the shares of Common Stock underlying the redeemed right over (ii) the aggregate base price in effect for those shares.
(B) The number of shares of Common Stock underlying each stand-alone SAR and the base price in effect for those shares shall be determined by the Committee in its sole discretion at the time the stand-alone SAR is granted. In no event, however, may the base price per share be less than 100% of the Fair Market Value per underlying share of Common Stock on the grant date.

(C) The distribution with respect to any redeemed stand-alone SAR may be made in shares of Common Stock valued at Fair Market Value on the redemption date, in cash, or partly in shares and partly in cash, as the Committee shall in its sole discretion deem appropriate.

(ii) Stapled SARs. The following terms and conditions shall govern the grant and redemption of stapled SARs:
(A) Stapled SARs may only be granted concurrently with an Option to acquire the same number of shares of Common Stock as the number of such shares underlying the stapled SARs.
(B) Stapled SARs shall be redeemable upon such terms and conditions as the Committee may establish and shall grant a holder the right to elect among (i) the exercise of the concurrently granted Option for shares of Common Stock, whereupon the number of shares of Common Stock subject to the stapled SARs shall be reduced by an equivalent number, (ii) the redemption of such stapled SARs in exchange for a distribution from the Company in an amount equal to the excess of the Fair Market Value (on the redemption date) of the number of vested shares of Common Stock which the holder redeems over the aggregate base price for such vested shares, whereupon the number of shares of Common Stock subject to the concurrently granted Option shall be reduced by any equivalent number, or (iii) a combination of (i) and (ii).
(C) The distribution to which the holder of stapled SARs shall become entitled upon the redemption of stapled SARs may be made in shares of Common Stock valued at Fair Market Value on the redemption date, in cash, or partly in shares and partly in cash, as the Committee shall in its sole discretion deem appropriate.
(iii) Limitations. The total number of shares of Common Stock subject to a SAR may, but need not, vest in period installments that may, but need not, be equal. The Committee shall determine the criteria under which shares of Common Stock under the SAR may vest. If the Stock Award Agreement does not provide for transferability, then the shares subject to the SAR shall not be transferable except by will or by the laws of descent and distribution.
(iv) No Repricing of Stock Appreciation Rights. The Committee shall have no authority to make any adjustment, amendment, cancelation in exchange for cash or another Stock Award or substitution except as provided in Section 8.3.
(v) No Dividend Equivalent Rights. No Stock Appreciation Right shall provide for the issuance of dividend equivalent rights.
8.2. Other Stock-Based Awards. The Committee, in its sole discretion, may grant or sell an award of a Restricted Stock Bonus, Restricted Stock Purchase Right, Phantom Stock Unit, Restricted Stock Unit, Performance Share Bonus, Performance Share Unit, or other stock-based award that is valued in whole or in part by reference to, or is otherwise based on, the Fair Market Value of Common Stock (each, an “Other Stock-Based Award”). Each Other Stock-Based Award shall be subject to a Stock Award Agreement which shall contain such terms and conditions as the Committee shall deem appropriate, including any provisions for the deferral of the receipt of any shares of Common Stock, cash or property otherwise distributable to the Participant in respect of the Other Stock-Based Award. The terms and conditions of Other Stock-Based Awards may change from time to time, and the terms and conditions of separate Other Stock-Based Awards need not be identical, but each Other Stock-Based Award shall be subject to the following provisions (either through incorporation of provisions hereof by reference in the applicable Stock Award Agreement or otherwise):
(i) Purchase Price. Other Stock-Based Awards may be granted in consideration for past services actually rendered to the Company or an Affiliate. The purchase price (if any) under each Other Stock-Based Award shall be such amount as the Committee shall determine and designate in the applicable Stock Award Agreement. To the extent required by Applicable Law, the purchase price shall not be less than 100% of the Fair Market Value of the Common Stock subject to the Other Stock-Based Award on the date such award is made or at the time the purchase is consummated, as applicable.
(ii) Consideration.
(A) The purchase price (if any) of Common Stock acquired pursuant to Other Stock-Based Awards shall be paid either: (1) in cash or by check, or (2) as determined by the Committee (and to the extent required by Applicable Law, at the time of the grant): (v) by delivery to the Company of other shares of Common Stock (subject to such requirements as may be imposed by the Committee), (w) if there is a public market for the Common Stock at such time, and to the extent permitted by Applicable Law, pursuant to a “same day sale” program that results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds, (x) reduction of the Company's liability to the Participant, (y) by any other form of consideration permitted by law, but in no event shall a promissory note or other form of deferred payment constitute a permissible form of consideration, or (z) by some combination of the foregoing.

(B) Unless otherwise specifically provided in the Stock Award Agreement, the purchase price of Common Stock acquired pursuant to any Other Stock-Based Award that is paid by delivery to the Company of other Common Stock, which Common Stock was acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock that have been held for more than six months (or such longer or shorter period of time required to avoid a supplemental charge to earnings for financial accounting purposes). To the extent required by Applicable Law, the Participant shall pay the Common Stock's “par value” solely in cash or by check.
(C) Whenever a Participant is permitted to pay the exercise price of any Other Stock-Based Award and/or taxes relating to the exercise thereof by delivering Common Stock, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirements by presenting proof of beneficial ownership of such Common Stock, in which case the Company shall treat the Other Stock-Based Award as exercised or redeemed without further payment and shall withhold such number of shares of Common Stock from the Common Stock acquired under the Other Stock-Based Award. When necessary to avoid a supplemental charge to earnings for financial reporting purposes, any such withholding for tax purposes shall be made at the statutory minimum rate of withholding.
(iii) Vesting. The total number of shares of Common Stock subject to each Other Stock-Based Award may, but need not, vest and/or become redeemable in periodic installments that may, but need not, be equal. The Committee shall determine the criteria under which shares of Common Stock under the each Other Stock-Based Award may vest. The criteria may or may not include performance criteria or Continuous Service. Common Stock acquired under each Other Stock-Based Award may, but need not, be subject to a share repurchase right or similar forfeiture feature in favor of the Company in accordance with a vesting schedule to be determined by the Committee.
(iv) Distributions. The distribution with respect to any Other Stock-Based Award may be made in shares of Common Stock valued at Fair Market Value on the redemption or exercise date, in cash, or partly in shares and partly in cash, as the Committee shall in its sole discretion deem appropriate.
(v) Termination of Participant's Continuous Service. In the event a Participant's Continuous Service terminates, the Company may repurchase or reacquire, and/or the Participant shall forfeit (as applicable), any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination on such terms and conditions as set forth in the Stock Award Agreement.
(vi) Transferability. Rights to acquire shares of Common Stock under Other Stock-Based Award shall be transferable by the Participant only upon such terms and conditions as are set forth in the applicable Stock Award Agreement, as the Committee shall determine in its discretion. If the Stock Award Agreement does not provide for transferability, then the shares subject to Other Stock-Based Award shall not be transferable except by will or by the laws of descent and distribution.
8.3. No Repricing. Except in connection with a corporate transaction involving the Company as described in Article IX of this Plan (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Options, Stock Appreciation Rights or Restricted Stock Purchase Rights may not be amended or adjusted to reduce the exercise price or the Committee may not cancel such outstanding Stock Awards in exchange for cash, other Stock Awards or Options, Stock Appreciation Rights or Restricted Stock Purchase Rights or provide for the issuance of substitute Stock Awards with an exercise price that is less than the exercise price of the original Option, Stock Appreciation Rights or Restricted Stock Purchase Rights without the approval of the Company's stockholders.
8.4. Dividend Equivalent Rights With Respect to Performance Stock Awards. If the grant or vesting of a Stock Award is subject to performance conditions, any payment of a dividend equivalent right issued with respect to such Stock Award shall be subject to the same performance conditions as the underlying Stock Award.
IX. ISSUANCE OF SHARES.
9.1. Availability of Shares. During the terms of the outstanding Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

9.2. Securities Law Compliance. The grant of Stock Awards and the issuance of Common Stock pursuant to Stock Awards shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to securities. The Company shall use commercially reasonable efforts to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise, redemption or satisfaction of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act or under any foreign law of similar effect the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after commercially reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock related to such Stock Awards unless and until such authority is obtained.
9.3. Proceeds. Proceeds from the sale of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.
X. MISCELLANEOUS.
10.1. Vesting Generally. If the vesting of a Stock Award is based solely on the Participant's Continuous Service, the Stock Award will not fully vest in less than three years and if the vesting of a Stock Award is based on the achievement of performance criteria, the Stock Award will not fully vest in less than one year.
10.2. Acceleration of Exercisability and Vesting. The Committee shall have the power to accelerate exercisability and/or vesting of any Stock Award only in the case of death, Disability, Retirement or Change of Control. Subject to the prior sentence, the Committee shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.
10.3. Clawback. The Company may provide in any Stock Award Agreement that, upon the Committee's discovery of facts that would be grounds for a termination for Cause of a Participant's Continuous Service, and regardless of whether such discovery is made prior to or following a termination of Continuous Service for any reason, the Committee may (in its sole discretion, but acting in good faith) direct that the Company recover all or a portion of the Stock Award, including any shares of Common Stock then held by the Participant as well as any gain recognized by the Participant upon any sale of the shares of Common Stock issued pursuant to the Stock Award. In no event shall the amount to be recovered by the Company be less than any amount required to be repaid or recovered as a matter of law. The Committee shall determine whether the Company shall effect any such recovery or repayment (i) by seeking recovery or repayment from the Participant, (ii) by reducing (subject to Applicable Law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Participant under any compensatory plan, program, agreement or arrangement maintained by the Company or any of its Affiliates, (iii) by withholding payment of future compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the otherwise applicable compensation practices of the Company or any Affiliate, or (iv) by any combination of the foregoing.

10.4. Compliance of Performance Awards. Notwithstanding anything to the contrary herein, any Stock Award granted under this Plan may, but need not, be granted in a manner which may be deductible by the Company under Section 162(m) of the Code and, as applicable, compliant with the requirements of Section 409A of the Code (such awards, “Performance-Based Awards”). A Participant's Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee, which goals are approved (i) while the outcome for that performance period is substantially uncertain and (ii) during such period of time as permitted by Applicable Law. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before one or more of the following: interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on stockholders' equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs and/or cost reductions or savings; (xvi) cash flow; (xvii) working capital; (xviii) return on invested capital or assets; (xix) consummations of acquisitions or sales of certain Company assets, subsidiaries or other businesses; (xx) funds from operations and (xxi) pre-tax income. The foregoing criteria may relate to the Company, one or more of its Affiliates or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto) and/or Section 409A of the Code, the performance goals may be calculated without regard to extraordinary items. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 162(m) and/or Section 409A of the Code, elect to defer payment of a Performance-Based Award.
10.5. Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to a Stock Award except to the extent that the Company has issued the shares of Common Stock relating to such Stock Award or except as expressly provided in a Stock Award Agreement.

10.6. No Employment or Other Service Rights. Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant's agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company, and any applicable provisions of the corporate law of the state or other jurisdiction in which the Company is domiciled, as the case may be.
10.7. Investment Assurances. The Company may require a Participant, as a condition of exercising or redeeming a Stock Award or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of acquiring the Common Stock; (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant's own account and not with any present intention of selling or otherwise distributing the Common Stock; and (iii) to give such other written assurances as the Company may determine are reasonable in order to comply with Applicable Law. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the shares of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws, and in either case otherwise complies with Applicable Law. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with Applicable Laws, including, but not limited to, legends restricting the transfer of the Common Stock.
10.8. Designation of a Beneficiary. The Committee may establish rules pertaining to the designation by the Participant of a beneficiary who is to receive any shares of Common Stock and/or any cash, or have the right to exercise or redeem that Participant's Stock Award, in the event of such Participant's death.

10.9. Withholding Obligations. To the extent provided by the terms of a Stock Award Agreement, the Participant may satisfy any federal, state, local, or foreign tax withholding obligation relating to the grant, exercise, acquisition or redemption of a Stock Award or the acquisition, vesting, distribution or transfer of Common Stock under a Stock Award by any of the following means (in addition to the Company's right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (where withholding in excess of the minimum amount will result in a supplemental charge to earnings for financial reporting purposes); or (iii) delivering to the Company owned and unencumbered shares of Common Stock; provided, however, that in the case of the tender of shares, that any such shares have been held by the Participant for not less than six months (or such other period as established from time to time by the Committee in order to avoid a supplemental charge to earnings for financial reporting purposes).
10.10. Section 409A. Notwithstanding anything in the Plan to the contrary, it is the intent of the Company that the administration of the Plan, and the granting of all Stock Awards under this Plan, shall be done in accordance with Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including any guidance or regulations that may be issued after the effective date of this Plan, and shall not cause the acceleration of, or the imposition of the additional, taxes provided for in Section 409A of the Code. Any Stock Award shall be granted, deferred, paid out or modified under this Plan in a manner that shall be intended to avoid resulting in the acceleration of taxation, or the imposition of penalty taxation, under Section 409A upon a Participant. In the event that it is reasonably determined by the Committee that any amounts payable in respect of any Stock Award under the Plan will be taxable to a Participant under Section 409A of the Code prior to the payment and/or delivery to such Participant of such amounts under the applicable Stock Award Agreement or will be subject to the acceleration of taxation or the imposition of penalty taxation under Section 409A of the Code, the Company may either (i) adopt such amendments to the Plan and related Stock Award, and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Stock Awards hereunder, and/or (ii) take such other actions as the Committee determines necessary or appropriate to comply with the requirements of Section 409A of the Code. Notwithstanding anything to the contrary herein, if Participant is a “specified employee” under Section 409A of the Code, then any payment(s) to the Participant described herein upon his or her termination of continuous service that (A) constitute “deferred compensation” to a Participant under Section 409A; (B) are not exempt from Section 409A and (C) are otherwise payable within six months after Participant's termination of continuous service, shall instead be made on the date six months and one day after such termination of continuous service, and such payment(s) shall be increased by an amount equal to interest on such payment(s) at a rate of interest equal to the Federal Funds Rate in effect as of the date of termination of continuous service from the date on which such payment(s) would have been made in the absence of this provision and the payment date described in this sentence.
10.11. Market Standoff Provision. If required by the Company (or a representative of the underwriter(s)) in connection with the first underwritten registration of the offering of any equity securities of the Company under the Securities Act, for a specified period of time, the Participant shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of the Common Stock acquired by the Participant pursuant to a Stock Award, and shall execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to such shares until the end of such period.
10.12. De Minimis Cap. Notwithstanding any other provision of the Plan, the Committee may grant Stock Awards that do not conform to the requirements of the Plan so long as such Stock Awards do not exceed 10% of the shares authorized for issuance under the Plan.

XI. ADJUSTMENTS UPON CHANGES IN STOCK.
11.1. Capitalization Adjustments. In the event of any change in the Common Stock subject to the Plan or subject to or underlying any Stock Award, by reason of any stock dividend, stock split, reverse stock split, reorganization, recapitalization, merger, consolidation, spin-off, combination, exchange of shares of Common Stock or other corporate exchange, or any distribution or dividend to stockholders of Common Stock (whether paid in cash or otherwise) or any transaction similar to the foregoing, the Committee shall, without liability to any person, make such substitution or adjustment, if any, as it deems to be equitable to (i) the type, class(es) and maximum number of securities or other property subject to the Plan pursuant to the Share Reserve, the ISO limit, and Section 5.3, (ii) the type, class(es) and number of securities subject to option grants to Eligible Directors under Section 7 of the Plan, (iii) the type, class(es) and number of securities or other property subject to, as well as the exercise price, base price, redemption price or purchase price applicable to, outstanding Stock Awards or (iv) any other affected terms of any outstanding Stock Awards. Any determination, substitution or adjustment made by the Committee under this Section 11.1, shall be final, binding and conclusive on all Participants. The conversion of any convertible securities of the Company shall not be treated as a transaction that shall cause the Committee to make any determination, substitution or adjustment under this Section 11.1. Any actions taken under this Section 11.1 shall be made in accordance with the applicable restrictions of Code Section 409A, including without limitation such restrictions with regard to the adjustment of stock options and stock appreciation rights that are considered exempt from Code Section 409A.
11.2. Adjustments Upon a Change of Control. In the event of a Change of Control, then the Committee or the board of directors of any surviving entity or acquiring entity may provide or require that the surviving or acquiring entity shall: (1) assume or continue all or any part of the Stock Awards outstanding under the Plan or (2) substitute substantially equivalent stock awards (including an award to acquire substantially the same consideration paid to the stockholders in the transaction by which the Change of Control occurs) for those Stock Awards outstanding under the Plan. In the event any surviving entity or acquiring entity refuses to assume or continue outstanding Stock Awards or to substitute similar stock awards for those outstanding under the Plan, then with respect to Stock Awards held by Participants whose Continuous Service has not terminated, the Committee in its sole discretion and without liability to any person may: (1) provide for the payment of a cash amount in exchange for the cancellation of a Stock Award equal to the product of (x) the excess, if any, of the Fair Market Value per share of Common Stock at such time over the exercise or redemption price, if any, and (y) the total number of shares then subject to such Stock Award; (2) continue the Stock Awards upon such terms as the Committee determines in its sole discretion; (3) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Stock Awards (including any unrealized value immediately prior to the Change of Control) previously granted hereunder, as determined by the Committee in its sole discretion; or (4) notify Participants holding Stock Awards that they must exercise or redeem any portion of such Stock Award (including, at the discretion of the Committee, any unvested portion of such Stock Award) at or prior to the closing of the transaction by which the Change of Control occurs and that the Stock Awards shall terminate if not so exercised or redeemed at or prior to the closing of the transaction by which the Change of Control occurs. With respect to any other Stock Awards outstanding under the Plan, such Stock Awards shall terminate if not exercised or redeemed with respect to the vested portion of the Stock Award (and, at the discretion of the Committee, any unvested portion of such Stock Award) at or prior to the closing of the transaction by which the Change of Control occurs. In the event of the dissolution or liquidation of the Company, unless the Board determined otherwise, all outstanding Stock Awards will terminate immediately prior to the dissolution or liquidation of the Company. In all cases, the Committee shall not be obligated to treat all Stock Awards, even those that are of the same type, in the same manner. Any actions taken under this Section 11.2 shall be made in accordance with the applicable restrictions of Code Section 409A.
XII. AMENDMENT OR TERMINATION OF THE PLAN OR STOCK AWARDS.
12.1. Term and Termination of the Plan. The Committee may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the 10th anniversary of the earlier of the date that the Plan is approved by the stockholders of the Company or the date the Plan is adopted by the Board. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
12.2. Amendment of the Plan and Stock Awards. The Committee at any time, and from time to time, may amend the Plan, subject to the approval of the Company's stockholders to the extent such approval is necessary under Applicable Law or is required by the terms of Section 6.17 or Section 8.1(iv) of the Plan. The Committee at any time, and from time to time, may amend the terms of one or more Stock Awards subject to the terms of this Plan. It is expressly contemplated that the Committee may amend the Plan and Stock Awards in any respect the Committee deems necessary or advisable (i) to provide eligible Participants with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and deferred compensation and/or (ii) to bring the Plan and/or Stock Awards granted under the Plan into compliance with Applicable Law.

12.3. No Material Impairment of Rights. Notwithstanding anything to the contrary in the Plan, the amendment, suspension or termination of the Plan and the amendment of outstanding Stock Awards, shall not materially impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the Participant unless such amendment is necessary pursuant to Section 10.10 hereof, in which case the Participant will be deemed to have consented to the amendment by virtue of accepting the grant of the Stock Award.
XIII. EFFECTIVE DATE OF PLAN.
13.1. Effective Date. The Plan shall become effective as of the date the Board approves the Plan, or such later date as is designated by the Board (such date, as set forth on the first page of this Plan, the “Effective Date”), subject to the approval of the Plan by the stockholders of the Company within 12 months before or after the date the Plan is adopted by the Board.
XIV. CHOICE OF LAW.
14.1. Choice of Law. The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state's conflict of laws rules.